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                                                                     Exhibit 8.1

                 [Mayer, Brown, Rowe & Maw LLP Letterhead]

                                May 9, 2005

iPCS, Inc.
1901 North Roselle Road
Schaumburg, Illinois  60195

  Re: Agreement and Plan of Merger, dated as of March 17, 2005 (the "Merger Agreement"), by and between iPCS, Inc., and Horizon PCS, Inc.

Ladies and Gentlemen:

        We have acted as counsel to iPCS, Inc., a Delaware corporation ("iPCS") in connection with the proposed merger ("Merger") of Horizon PCS, Inc., a Delaware corporation ("Horizon"), with and into iPCS pursuant to the Merger Agreement. Unless otherwise indicated, capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement. This opinion letter is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission of, iPCS's registration statement on Form S-4 relating to the Merger (the "Registration Statement") to which this opinion appears as an exhibit.

        In rendering our opinions set forth below, we have examined (without any independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in the originals or copies, certified or otherwise identified to our satisfaction of
(i) the description of the Merger as set forth in the Merger Agreement, including representations and covenants of iPCS and Horizon; (ii) the Registration Statement; and (iii) such other instruments and documents related to the formation, organization and operation of iPCS and Horizon and related to the consummation of the Merger as we have deemed necessary or appropriate. In addition, we have relied upon (without our independent investigation or verification) certain statements, representations, covenants and agreements made by Horizon and iPCS, including factual statements and representations set forth in their respective letters delivered to us for purposes of these opinions (the "Representation Letters"), and we have assumed that (i) the Representation Letters will be executed by appropriate officers as of the effective time of the Merger and (ii) the Merger will be reported by iPCS and Horizon on their respective United States federal income tax returns in a manner consistent with the opinions set forth below. Our opinions assume and are expressly conditioned on, among other things, the accuracy, completeness and truth of the facts, information, representations, covenants, statements and agreements set forth in the documents referred to above, both initially and continually as of the effective time of the Merger, without any qualification as to knowledge or belief.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all non-original documents submitted to us. Also, we have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the effective time of the Merger. We have further assumed that all documents and instruments referred to in the Merger Agreement are valid and binding in accordance with their terms.

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        In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended ("Code"), and the Treasury regulations promulgated thereunder ("Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service ("IRS"), currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, the Representation Letters, or such other document on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.

        To the extent this opinion addresses the United States federal income tax consequences of the holders of Horizon common stock, this opinion only addresses consequences to holders who hold their shares as capital assets within the meaning of section 1221 of the Code. In addition, conclusions set forth in this opinion may not be fully applicable to shareholders subject to special treatment under United States federal income tax law, as listed in the prospectus contained in the Registration Statement under the caption "Material United States Federal Income Tax Consequences."

        Based solely upon and subject to the foregoing, we are of the opinion that under current law, for United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Code. Further, we adopt and confirm the statements under the caption "Material United States Federal Income Tax Consequences" in the Registration Statement as our opinion of the material United States federal income tax consequences of the Merger, to the extent that such statements constitute legal conclusions.

        Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. We are furnishing this opinion solely in connection with the filing of the Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "Material United States Federal Income Tax Consequences--The Merger" and "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

                                            Sincerely,

                                            /s/  Mayer, Brown, Rowe & Maw LLP

                                            Mayer, Brown, Rowe & Maw LLP